EXHIBIT INDEX
Exhibit        Description
No.
99.1         Press Release, dated February 24, 2022, of Saul Centers, Inc.

Section 2: EX-99.1 (EX-99.1)
Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports Fourth Quarter 2021 Earnings
February 24, 2022, Bethesda, MD.
    Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust ("REIT"), announced its operating results for the quarter ended December 31, 2021 (“2021 Quarter”). Total revenue for the 2021 Quarter increased to $60.2 million from $58.3 million for the quarter ended December 31, 2020 (“2020 Quarter”). Net income increased to $15.9 million for the 2021 Quarter from $11.7 million for the 2020 Quarter. The Waycroft mixed-use development opened in April 2020 and, as of December 31, 2021, was 97.1% leased. Concurrent with the opening in April 2020, interest, real estate taxes and all other costs associated with the residential portion of the property, including depreciation, began to be charged to expense, while revenue continued to grow as occupancy increased. As a result, net income for the 2021 Quarter was favorably impacted by $0.8 million, compared to the 2020 Quarter, due to increased occupancy at The Waycroft. Net income for the 2021 Quarter also increased compared to the 2020 Quarter due to (a) lower credit losses on operating lease receivables and corresponding reserves (collectively, $1.4 million), (b) lower interest expense, primarily due to lower average interest rates and lower outstanding debt balances, exclusive of The Waycroft (collectively, $0.6 million), and (c) higher base rent in the Shopping Center portfolio ($0.5 million). Net income available to common stockholders was $9.4 million ($0.40 per diluted share) for the 2021 Quarter compared to $6.6 million ($0.28 per diluted share) for the 2020 Quarter.
    Same property revenue increased 3.4% and same property operating income increased 5.6% for the 2021 Quarter compared to the 2020 Quarter. We define same property revenue as total revenue minus the revenue of properties not in operation for the entirety of the comparable reporting periods. We define same property operating income as net income plus (a) interest expense, net and amortization of deferred debt costs, (b) depreciation and amortization of deferred leasing costs, (c) general and administrative expenses and (d) change in fair value of derivatives minus (e) gain on sale of property and (f) the results of properties that were not in operation for the entirety of the comparable periods. Shopping Center same property operating income increased 4.9% and Mixed-Use same property operating income increased 7.8%. The increase in Shopping Center same property operating income was primarily the result of (a) lower credit losses on operating lease receivables and corresponding reserves (collectively, $0.9 million), (b) higher base rent ($0.5 million), and (c) higher recovery income, net of expenses ($0.2 million). The increase in Mixed-Use same property operating income was primarily the result of (a) higher base rent ($0.7 million), (b) lower credit losses on operating lease receivables and corresponding reserves (collectively, $0.5 million) partially offset by (c) lower recovery income, net of expenses ($0.4 million). Same property revenue and same property operating income are non-GAAP supplemental performance measures that the Company considers meaningful in measuring its operating performance. Reconciliations of same property revenue and same property operating income to property revenue and property operating income are attached to this press release.
    For the year ended December 31, 2021 (“2021 Period”), total revenue increased to $239.2 million from $225.2 million for the year ended December 31, 2020 (“2020 Period”). Net income increased to $61.6 million for the 2021 Period from
$50.3 million for the 2020 Period. The increase in net income was primarily due to (a) lower credit losses on operating lease receivables and corresponding reserves (collectively, $6.2 million), (b) lower interest expense due to lower average interest rates, exclusive of The Waycroft ($2.5 million), (c) higher parking income, net of expenses ($0.7 million) and (d) higher percentage rent due to increased sales reported by anchor and retail tenants at multiple Shopping Centers ($0.6 million). Net income available to common stockholders was $37.2 million ($1.57 per diluted share) for the 2021 Period compared to $29.2 million ($1.25 per diluted share) for the 2020 Period.
www.SaulCenters.com

    Same property revenue increased 1.5% and same property operating income increased 1.7% for the 2021 Period compared to the 2020 Period. Shopping Center same property operating income increased 5.7% and Mixed-Use same property operating income decreased 11.5%. Shopping Center same property operating income increased primarily due to (a) lower credit losses on operating lease receivables and corresponding reserves (collectively, $5.2 million) and (b) higher base rent ($2.0 million). Mixed-Use same property operating income decreased primarily due to lower base rent ($4.3 million).
    As of December 31, 2021, 92.0% of the commercial portfolio was leased (all properties except the residential portfolio), compared to 92.5% at December 31, 2020. On a same property basis, 92.0% of the portfolio was leased at December 31, 2021, compared to 92.5% at December 31, 2020. The residential portfolio was 97.1% leased at December 31, 2021, compared to 85.5% at December 31, 2020.
    Funds From Operations ("FFO") available to common stockholders and noncontrolling interests (after deducting preferred stock dividends and extinguishment of issuance costs upon redemption of preferred shares) increased to $25.5 million ($0.78 and $0.75 per basic and diluted share, respectively) in the 2021 Quarter from $22.1 million ($0.71 per basic and diluted share) in the 2020 Quarter. FFO is a non-GAAP supplemental earnings measure that the Company considers meaningful in measuring its operating performance. A reconciliation of FFO to net income is attached to this press release. The increase in FFO available to common stockholders and noncontrolling interests was primarily due to (a) lower credit losses on operating lease receivables and corresponding reserves (collectively, $1.4 million), (b) increased occupancy at The Waycroft ($0.8 million), (c) lower interest expense, primarily due to lower average interest rates and lower outstanding debt balances, exclusive of The Waycroft (collectively, $0.6 million) and (d) higher base rent in the Shopping Center portfolio ($0.5 million).
    FFO available to common stockholders and noncontrolling interests (after deducting preferred stock dividends and extinguishment of issuance costs upon redemption of preferred shares) increased 12.0% to $100.7 million ($3.14 and $3.04 per basic and diluted share, respectively) in the 2021 Period from $90.0 million ($2.88 per basic and diluted share) in the 2020 Period. FFO available to common stockholders and noncontrolling interests increased primarily due to (a) lower credit losses on operating lease receivables and corresponding reserves (collectively, $6.2 million), (b) lower interest expense, primarily due to lower average interest rates, exclusive of The Waycroft ($2.5 million) and (c) increased occupancy at The Waycroft ($2.0 million).
On March 11, 2020, the World Health Organization declared a novel strain of coronavirus (“COVID-19”) a pandemic, and on March 13, 2020, the United States declared a national emergency with respect to COVID-19. As a result, the COVID-19 pandemic is negatively affecting almost every industry directly or indirectly.
The actions taken by federal, state and local governments to mitigate the spread of COVID-19 by ordering closure of nonessential businesses and ordering residents to generally stay at home, and subsequent phased re-openings, have resulted in many of our tenants announcing mandated or temporary closures of their operations and/or requesting adjustments to their lease terms. Overall, there remains significant uncertainty around the long-term economic impact of the COVID-19 pandemic, which could have a material and adverse effect on or cause disruption to our business or financial condition, results from operations, cash flows and the market value and trading price of our securities.
While the Company’s grocery store, pharmacy, bank and home improvement store tenants have generally remained fully open throughout the COVID-19 pandemic, many restaurants have operated with reduced hours and/or limited indoor seating, supplemented with delivery and curbside pick-up, and most health, beauty supply and services, fitness centers, and other non-essential businesses have re-opened, some with limited customer capacity. As of February 18, 2022, payments by tenants of contractual base rent and operating expense and real estate tax recoveries totaled approximately 99%, and 97% for the fourth quarter of 2021 and January 2022, respectively. During 2021, the Company generally did not charge late fees or delinquent interest on past due payments and, in limited cases, rent deferral agreements have been negotiated to allow tenants temporary relief where needed. For additional discussion of how the COVID-19 pandemic has impacted the Company's business, please see Part 2, Item 7 (Management's Discussion and Analysis of Financial Condition and Results of Operations) of our Annual Report on Form 10-K for the year ended December 31, 2021.

www.SaulCenters.com

When taking into account the amount of time elapsed since the due date of the payment, we continue to experience sequential improvement in our collection rates. The following table summarizes the Company's consolidated total collections of the first quarter, second quarter, third quarter, fourth quarter and January 2022 rent billings as of February 18, 2022:

	Retail	Office	Residential	Total
2021 First Quarter	99%	100%	99%	99%
2021 Second Quarter	99%	100%	99%	99%
2021 Third Quarter	99%	100%	99%	99%
2021 Fourth Quarter	98%	100%	99%	99%
January 2022	97%	99%	99%	97%

Although we are and will continue to be actively engaged in rent collection efforts related to uncollected rent, and we continue to work with certain tenants who have requested rent deferrals, we can provide no assurance that such efforts or our efforts in future periods will be successful, particularly in the event that the COVID-19 pandemic and restrictions intended to prevent its spread continue for a prolonged period. As of January 31, 2022, approximately 69% of the amount of rent deferred, or approximately $6.3 million, has come due. Of the amount that has come due, $6.1 million has been paid.
With cash balances of over $12.8 million and borrowing capacity of approximately $208.8 million on January 31, 2022, the Company believes that it has sufficient liquidity and flexibility to meet the needs of the Company's operations as the effects of the COVID-19 pandemic continue to evolve.
    Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio comprised of 61 properties which includes (a) 57 community and neighborhood Shopping Centers and Mixed-Use properties with approximately 9.8 million square feet of leasable area and (b) four land and development properties. Approximately 85% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Carlos L. Heard
(301) 986-7737
Safe Harbor Statement
    Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. These factors include, but are not limited to, the risk factors described in our Annual Report on Form 10-K filed on February 24, 2022, and include the following: (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the Company, (iv) the Company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (vii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (viii) increases in operating costs, (ix) changes in the dividend policy for the Company’s common and preferred stock and the Company’s ability to pay dividends at current levels, (x) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xi) impairment charges, (xii) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity and (xiii) an epidemic or pandemic (such as the outbreak and worldwide spread of COVID-19), and the measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may (as with COVID-19) precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period. Given these uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements that we make, including those in this press release. Except as may be required by law, we make no promise to update any of the forward-looking statements as a result of new information, future events or otherwise. You should carefully review the risks and risk factors included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2022.
www.SaulCenters.com

Saul Centers, Inc.
Consolidated Balance Sheets
(In thousands)

	December 31,
(Dollars in thousands, except per share amounts)	2021	2020
Assets
Real estate investments
Land	$511,529	$511,482
Buildings and equipment	1,566,686	1,543,837
Construction in progress	205,911	69,477
	2,284,126	2,124,796
Accumulated depreciation	(650,113)	(607,706)
	1,634,013	1,517,090
Cash and cash equivalents	14,594	26,856
Accounts receivable and accrued income, net	58,659	64,917
Deferred leasing costs, net	24,005	26,872
Other assets	15,490	9,837
Total assets	$1,746,761	$1,645,572
Liabilities
Mortgage notes payable	$941,456	$827,603
Term loan facility payable	99,233	74,791
Revolving credit facility payable	103,167	103,913
Construction loan payable	—	144,607
Dividends and distributions payable	21,672	19,448
Accounts payable, accrued expenses and other liabilities	25,558	24,384
Deferred income	25,188	23,293
Total liabilities	1,216,274	1,218,039
Equity
Preferred stock, 1,000,000 shares authorized:
Series D Cumulative Redeemable, 30,000 shares issued and outstanding	75,000	75,000
Series E Cumulative Redeemable, 44,000 shares issued and outstanding	110,000	110,000
Common stock, $0.01 par value, 42,000,000 and 40,000,000 shares authorized, respectively, 23,840,471 and 23,476,626 shares issued and outstanding, respectively	238	235
Additional paid-in capital	436,609	420,625
Partnership units in escrow	39,650	—
Distributions in excess of accumulated earnings	(256,448)	(241,535)
Total Saul Centers, Inc. equity	405,049	364,325
Noncontrolling interests	125,438	63,208
Total equity	530,487	427,533
Total liabilities and equity	$1,746,761	$1,645,572

Saul Centers, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(unaudited)
Revenue
Rental revenue	$58,881	$57,115	$234,515	$220,281
Other	1,359	1,169	4,710	4,926
Total revenue	60,240	58,284	239,225	225,207
Expenses
Property operating expenses	8,461	7,994	32,881	28,857
Real estate taxes	6,625	7,534	28,747	29,560
Interest expense, net and amortization of deferred debt costs	10,865	12,508	45,424	46,519
Depreciation and amortization of deferred leasing costs	12,420	13,532	50,272	51,126
General and administrative	6,019	5,318	20,252	19,107
Total expenses	44,390	46,886	177,576	175,169
Gain on sale of property	—	278	—	278
Net Income	15,850	11,676	61,649	50,316
Noncontrolling interests
Income attributable to noncontrolling interests	(3,607)	(2,253)	(13,260)	(9,934)
Net income attributable to Saul Centers, Inc.	12,243	9,423	48,389	40,382
Preferred stock dividends	(2,799)	(2,798)	(11,194)	(11,194)
Net income available to common stockholders	$9,444	$6,625	$37,195	$29,188
Per share net income available to common stockholders
Basic	$0.40	$0.28	$1.57	$1.25
Diluted	$0.40	$0.28	$1.57	$1.25

Weighted Average Common Stock:
Common stock	23,765	23,437	23,655	23,356
Effect of dilutive options	22	—	7	1
Diluted weighted average common stock	23,787	23,437	23,662	23,357

Reconciliation of net income to FFO available to common stockholders and noncontrolling interests (1)
	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share amounts)	2021	2020	2021	2020
Net income	$15,850	$11,676	$61,649	$50,316
Subtract:
Gain on sale of property	—	(278)	—	(278)
Add:
Real estate depreciation and amortization	12,420	13,532	50,272	51,126
FFO	28,270	24,930	111,921	101,164
Subtract:
Preferred stock dividends	(2,799)	(2,798)	(11,194)	(11,194)
FFO available to common stockholders and noncontrolling interests	$25,471	$22,132	$100,727	$89,970
Weighted average shares and units:
Basic	32,795	31,368	32,029	31,266
Diluted (2)	33,762	31,368	33,098	31,267
Basic FFO per share available to common stockholders and noncontrolling interests	$0.78	$0.71	$3.14	$2.88
Diluted FFO per share available to common stockholders and noncontrolling interests.	$0.75	$0.71	$3.04	$2.88

(1)    The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding impairment charges on depreciable real estate assets and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.

(2)    Beginning March 5, 2021, fully diluted shares and units includes 1,416,071 limited partnership units that were held in escrow related to the contribution of Twinbrook Quarter by 1592 Rockville Pike. Half of the units held in escrow were released on October 18, 2021. The remaining units held in escrow are scheduled to be released on October 18, 2023.

Reconciliation of total revenue to same property revenue (3)
(in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Total revenue	$60,240	$58,284	$239,225	$225,207
Less: Acquisitions, dispositions and development properties	—	—	(15,596)	(4,790)
Total same property revenue	$60,240	$58,284	$223,629	$220,417

Shopping Centers	$42,746	$41,618	$169,681	$161,854
Mixed-Use properties	17,494	16,666	53,948	58,563
Total same property revenue	$60,240	$58,284	$223,629	$220,417

Total Shopping Center revenue	$42,746	$41,618	$169,681	$161,854
Less: Shopping Center acquisitions, dispositions and development properties	—	—	—	—
Total same Shopping Center revenue	$42,746	$41,618	$169,681	$161,854

Total Mixed-Use property revenue	$17,494	$16,666	$69,544	$63,353
Less: Mixed-Use acquisitions, dispositions and development properties	—	—	(15,596)	(4,790)
Total same Mixed-Use revenue	$17,494	$16,666	$53,948	$58,563
(3) Same property revenue is a non-GAAP financial measure of performance that improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. Same property revenue adjusts property revenue by subtracting the revenue of properties not in operation for the entirety of the comparable reporting periods. Same property revenue is a measure of the operating performance of the Company’s properties but does not measure the Company’s performance as a whole. Same property revenue should not be considered as an alternative to total revenue, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance. Management considers same property revenue a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company’s funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company’s properties. Management believes the exclusion of these items from same property revenue is useful because the resulting measure captures the actual revenue generated and actual expenses incurred by operating the Company’s properties. Other REITs may use different methodologies for calculating same property revenue. Accordingly, the Company’s same property revenue may not be comparable to those of other REITs.

Reconciliation of net income to same property operating income (4)
	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2021	2020	2021	2020
Net income	$15,850	$11,676	$61,649	$50,316
Add: Interest expense, net and amortization of deferred debt costs	10,865	12,508	45,424	46,519
Add: Depreciation and amortization of deferred leasing costs	12,420	13,532	50,272	51,126
Add: General and administrative	6,019	5,318	20,252	19,107
Less: Gain on sale of property	—	(278)	—	(278)
Property operating income	45,154	42,756	177,597	166,790
Less: Acquisitions, dispositions and development properties	—	—	(9,312)	(1,271)
Total same property operating income	$45,154	$42,756	$168,285	$165,519

Shopping Centers	$34,050	$32,460	$133,897	$126,656
Mixed-Use properties	11,104	10,296	34,388	38,863
Total same property operating income	$45,154	$42,756	$168,285	$165,519

Shopping Center operating income	$34,050	$32,460	$133,897	$126,656
Less: Shopping Center acquisitions, dispositions and development properties	—	—	—	—
Total same Shopping Center operating income	$34,050	$32,460	$133,897	$126,656

Mixed-Use property operating income	$11,104	$10,296	$43,700	$40,134
Less: Mixed-Use acquisitions, dispositions and development properties	—	—	(9,312)	(1,271)
Total same Mixed-Use property operating income	$11,104	$10,296	$34,388	$38,863

(4) Same property operating income is a non-GAAP financial measure of performance that improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. Same property operating income adjusts property operating income by subtracting the results of properties that were not in operation for the entirety of the comparable periods. Same property operating income is a measure of the operating performance of the Company’s properties but does not measure the Company’s performance as a whole. Same property operating income should not be considered as an alternative to property operating income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance. Management considers same property operating income a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company’s funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company’s properties. Management believes the exclusion of these items from property operating income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred by operating the Company’s properties. Other REITs may use different methodologies for calculating same property operating income. Accordingly, same property operating income may not be comparable to those of other REITs.